October 25, 2004

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re:      Acura Pharmaceuticals, Inc.
Commission File No. 1-10113

Dear Sir or Madam:

We have read Item 4.01 of the Form 8-K, dated October 21, 2004 of Acura Pharmaceuticals, Inc. and are in agreement with the statements contained in the first sentence of the first paragraph and in the second, third, fourth and fifth paragraphs. We have no basis to agree or disagree with the other statements of the Registrant contained therein.

Yours truly,

/s/ Grant Thornton LLP

Grant Thornton LLP